EXHIBIT 10.1

January 15, 2021
Mr. Richard J. Lampen
Address on file with the Company
Re: Appointment as Chief Operating Officer

Dear Dick:

On behalf of the Board of Directors of Vector Group Ltd. (together with its successors and assigns, the “Company”), I express deep appreciation for your many contributions to the Company and congratulate you on your appointment to the additional position of Chief Operating Officer.

In connection with your appointment, we are making the following modifications to your Employment Agreement, dated as of January 27, 2006 and amended as of February 22, 2012 (your “Employment Agreement”), by and between the Company and you.

•Salary. Effective January 1, 2021, Section 3(a) of your Employment Agreement is revised to adjust your “Base Salary” to $1,250,000 per annum.

•Annual Incentive Compensation. Effective beginning for the Company’s 2021 fiscal year, Section 3(b) of your Employment Agreement is revised to adjust your target bonus opportunity to 75% of Base Salary.

•Severance. The second sentence of Section 6(a) of your Employment Agreement is revised to provide for a maximum cash bonus of 75% of Base Salary.

This letter constitutes an amendment to your Employment Agreement and forms a part of your Employment Agreement. Except as amended by this letter, your Employment Agreement is confirmed and ratified in all respects.

We look forward to your continued leadership.
Sincerely,

Vector Group LTD.

By: /s/ Howard M. Lorber
Howard M. Lorber
President and Chief Executive Officer

I agree with and accept the foregoing terms.
/s/ Richard J. Lampen
Richard J. Lampen